Wizard World Reports 2014 Year End Financials

106% Increase from 2013

El Segundo, CA, March 17, 2015 – Wizard World, Inc. (OTCBB: WIZD) (the “Company”), a leading provider of Comic Cons and pop culture conventions across the world, announced that the Company has released its 2014 audited financial results in its Annual Report on Form 10-K for the year ended December 31, 2014 (the “YE 2014”).

Highlights include:

●	The Company hosted seventeen events in 2014: sixteen comic cons and one social con, bringing fans together with their favorite celebrities, artists, exhibitors in a pop culture and multimedia experience. This was an increase of nine events from the Company’s 2013 tour.

●	Convention revenue for the year ended December 31, 2014 was $23,060,178, an increase of $11,874,044 (or 106%) from $11,186,134 reported in the comparable year ended December 31, 2013. The significant increase in revenue in 2014 is primarily accredited to the increased number of events, better advertised and marketed events including more programming, an exciting list of celebrities and artists, and an increasing fan base, which all translates to higher revenue growth. Average revenue per event was $1,356,481.

●	Operating expenses were $6,823,253 in YE 2014, as compared to $3,921,585 for the same period in 2013, which was the result of increases in staffing and employment costs due to the increased number and size of the events, however the Company’s operating margins have improved year-over-year due to operating the events more efficiently.

●	Income from operations was $1,468,162 in YE 2014, as compared to $343,506 for the comparable period in 2013. The increase is primarily attributable to running more events and more profitable events during 2014, as compared to 2013.

●	The Company reported a net income of $995,617 or income per share of $0.02 for YE 2014, as compared to a net loss of $(3,637,735) or loss per share of ($0.09), in the comparable period in 2013. Income in 2014 was primarily generated from convention revenue and stronger profit margin versus the loss in 2013, which was non-cash generated from a loss on the fair value of the Company’s derivative liabilities. By the end of 2013, the Company successfully extinguished all derivative instruments.

●	As of December 31, 2014, the Company had working capital of $3,838,096 and as of March 16, 2015, there were 51,358,386 shares of common stock issued and outstanding.

Additional highlights:

●	On March 3, 2015, the Company launched CONtv, a new digital network devoted to passionate fans of pop culture entertainment, providing consumers access to thousands of hours of exclusive content showcasing an original slate of programming as well as a vast digital catalog of over 1,200 must-watch titles, included, but not limited to, original series, cult television shows and genre movies encompassing sci-fi, horror, fantasy, anime, grindhouse, martial arts action, and more, to live coverage of events at the cons– all available on-demand either in a free, ad-supported format or a low cost, subscription-based model of $6.99/month for premium content. CONtv is a partnership with Cinedigm Corp., one the nation’s largest independent distributor’s of digital entertainment.

The digital service brings fans their favorite films, television series, comics, behind the scenes access to the Company’s conventions and more. CONtv is offered as a free ad-supported platform as well as a subscription which includes content exclusives, audience rewards, dynamic social viewing experiences, and ticketing bundle opportunities for fans planning to attend the Company’s conventions. CONtv currently provides over 1600 hours of programming available across a wide spectrum of devices including Roku, Apple iOS, Android, and other digital media.

●	The Company’s 2015 Wizard World tour consists of 27 events in 25 cities, including debut cities Las Vegas, Pittsburgh, Ft. Lauderdale, and San Jose. The Company also announced its first international comic con outside of North America in China, to be held on May 30 through June 1, 2015. The Company will continue to expand its footprint across the world as the Wizard World brand becomes a household brand name. To find a Wizard World Comic Con in a city near you, please go to: http://www.wizardworld.com/.

“As I reflect and look back at the year, it gives me great pleasure to know we are building a brand presence among the pop culture world and the comic con circuit. I cannot be more proud of our management team and staff for delivering an amazing 2014 tour,” commented John Macaluso, CEO of Wizard World, Inc. “2015 will also be an exciting year for us all, fans and shareholders included, as we continue to strive to increase revenues by expanding into other markets and other endeavors such as CONtv.”

The Company encourages shareholders to not rely on this press release and to refer to the Company’s financial statements included in its Annual Report on Form 10-K for full disclosure relating to the year-end financial report, filed with the United States Securities and Exchange Commission on March 16, 2015, which can be found at www.sec.gov.

About Wizard World, Inc.

Wizard World, Inc. (OTCBB: WIZD) is a leading provider of Comic Cons and pop culture conventions across the world that celebrate graphic novels, comic books, movies, TV shows, celebrities, gaming, technology, toys and social networking. The events often feature celebrities from movies and TV, artists and writers, and events such as premieres, gaming tournaments, panels, and costume contests.

For more information and full event schedule, visit: www.wizardworld.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve certain risks and uncertainties. The actual results or outcomes of Wizard World, Inc. may differ materially from those anticipated. Although Wizard World, Inc. believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any such assumptions could prove to be inaccurate. Therefore, Wizard World, Inc. can provide no assurance that any of the forward-looking statements contained in this letter will prove to be accurate.

In light of the significant uncertainties and risks inherent in the forward-looking statements included in this letter, such information should not be regarded as a representation by Wizard World, Inc. that its objectives or plans will be achieved. Included in these uncertainties and risks are, among other things, fluctuations in operating results, general economic conditions, uncertainty regarding the results of certain legal proceedings and competition. Forward-looking statements consist of statements other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may,” “intend,” “expect,” “will,” “anticipate,” “estimate” or “continue” or the negatives thereof or other variations thereon or comparable terminology. Because they are forward-looking, such statements should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Wizard World, Inc.’s most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Wizard World, Inc. does not undertake an obligation to update publicly any of its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Wizard World, Inc.

Investor Relations

IR@wizardworld.com